Exhibit 9

December 7, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentleman:

We have read the statements made by Medalist Diversified REIT, Inc. in Item 4 – “Changes in Issuer’s Certifying Accountant” of the Current Report on Form 1-U regarding the event that occurred on December 5, 2017 and are in agreement with the statements included in Item 4 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of Medalist Diversified REIT, Inc. contained therein.

Sincerely,

/s/ Keiter

Glen Allen, Virginia